Exhibit 10.01
July 10, 2006
George M. Monk
19985 Price Avenue
Cupertino, CA 95014
Dear Mr. Monk:
I am pleased to offer you the position of Chief Financial Officer at Insignia Solutions, Inc. (the “Company”) with a reporting date of July 10, 2006. You will be reporting to Mark McMillan, President and CEO.
Your compensation will be based on a yearly rate of $240,000 per year paid semi-monthly. You will be eligible to receive a bonus targeted at 40% of your annual salary paid quarterly based on the achievement of company and/or personal objectives as defined by the CEO and approved by the Board’s Compensation Committee. Upon Insignia Solutions re-listing on the NASDAQ Capital Market, your annual salary will be raised to $250,000 per year paid semi-monthly and your Annual Target bonus paid quarterly will be raised from 40% to 50%. As an incentive, it is currently anticipated that you will receive an option to purchase 600,000 shares of the Company’s ordinary shares subject to approval of the Company’s Board of Directors. Such options shall be issued in accordance with the vesting schedule and to the terms and conditions of the Company’s Stock Option Plan.
Should the company be acquired while you are an active employee with us, 100% of any unvested or unearned portion of the above grants will vest immediately in the event of your termination or demotion subsequent to the change of control. In addition, you will receive 6 months pay in the event that you lose your position or are demoted as a result of a change in control. The terms of your stock option grant will be set forth in more detail in a separate stock option agreement.
Insignia Solutions offers an excellent medical/dental/vision program to all employees as well as life insurance and long-term disability insurance. Additionally, you will accrue three weeks vacation per year as well as paid holidays per our holiday schedule. During your first week at Insignia, you will receive further information on the Company’s policies and procedures.
Insignia Solutions is an at-will employer. Either the Company or the employee may end the relationship at any time, with or without cause. Please be advised that the terms of this offer are confidential in nature and may not be disclosed by you to anyone other than family members and your personal advisors (which include, but are not limited to accountants, attorneys and other similar professional advisors). In the event of other disclosure(s), the Company may immediately revoke the offer, or rescind it should you have already signed.
We are looking forward to your joining the team and contributing to this exciting venture. This offer is contingent upon your ability to show your legal right to work in the United States, and confirmation of work references. Please sign the acknowledgment below and return it by July 10, 2006 at which time this offer expires if not previously accepted. Do not hesitate to call if you have any questions or concerns.
Very truly yours,

/s/ Mark E. McMillan
Mark E. McMillan
President & CEO
I accept the offer of employment as stated in this letter.

/s/ George M. Monk George M. Monk	7/10/06 Date